Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI TAIWAN BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES www.duanemorris.com	ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS ALLIANCES IN MEXICO AND SRI LANKA

June 26, 2017

RAIT Financial Trust

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We serve as Maryland counsel to RAIT Financial Trust, a Maryland real estate investment company (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) for filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of an additional 3,500,000 (the “New Plan Shares”) of the Company’s common shares of beneficial interest, $0.03 par value per share (the “Common Shares”), to be issued from time to time pursuant to the RAIT Financial Trust 2017 Incentive Award Plan (as amended from time to time, the “Plan”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement in the form in which it will be transmitted to the Commission under the Act;

2. The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company (the “Bylaws”);

DUANE MORRIS LLP

111 S. CALVERT STREET, SUITE 2000 BALTIMORE, MD 21202-6114	PHONE: +1 410 949 2900 FAX: +1 410 949 2901

RAIT Financial Trust

June 26, 2017

4. Resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to, among other matters, the registration and issuance of the New Plan Shares, certified as of the date hereof by an officer of the Company (the “Resolutions”);

5. The Plan;

6. A certificate of the SDAT as to the good standing of the Company, dated June 26, 2017; and

7. A Certificate executed by an officer of the Company, dated as of the date hereof (the “Certificate”).

In such examination, and prior to our expressing any opinions, we have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all natural persons; (iii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so; (iv) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding; (v) the authenticity of all Documents submitted to us as originals; (vi) the conformity to original documents of all Documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents; (vii) there has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise; and (viii) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon any representations and warranties contained in the other Documents, have not performed or had performed any independent research of public records (other than obtaining the certificate of the SDAT as to the good standing of the Company) and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

For purposes of this opinion we have further assumed: (i) none of the New Plan Shares will be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares as provided in the Declaration; (ii) the total number of Common Shares issued and outstanding after the issuance of any of the New Plan Shares will not exceed the number of Common Shares that the Company then has authority to issue under the Declaration; and (iii) the shareholders of the Company have, or will have, approved the additional Common Shares available under the Plan prior to the issuance of any New Plan Shares.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

RAIT Financial Trust

June 26, 2017

2. The issuance of the New Plan Shares has been duly authorized, and when and to the extent issued and delivered in accordance with the Plan and the applicable grant agreements utilized under the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of this type contemplated by the Documents (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America, or (ii) the securities (or as they are known to the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Duane Morris LLP